As filed with the Securities and Exchange Commission on August 8, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Centra Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3268918
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

430 Bedford Street	Lexington, Massachusetts 02420
(Address of Principal Executive Offices)	(Zip Code)

Centra Software, Inc. 1999 Stock Incentive Plan

(Full Title of the Plan)

Leon Navickas

Centra Software, Inc.

430 Bedford Street

Lexington, MA 02420

(Name and Address of Agent for Service)

(781) 861-7000

(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Robert L. Birnbaum, Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

common stock, $.001 par value	1,000,000 shares (1)	$2.64(2)	$2,640,000	$213.58

(1)	Each share includes one right to purchase shares of our Series A participating cumulative preferred stock pursuant to our rights agreement dated April 19, 2002.
(2)	For shares issuable pursuant to options and other stock awards that may be granted under the Centra Software, Inc. 1999 Stock Incentive Plan, estimated pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 6, 2003.

This registration statement covers 1,000,000 shares of our common stock issuable pursuant to the 1999 Stock Incentive Plan. These shares are in addition to the 3,500,000 shares of common stock registered pursuant to the registration statement on Form S-8, File No. 333-40268, which we filed with the Securities and Exchange Commission on June 28, 2000, the 1,600,000 shares of common stock registered pursuant to the registration statement on Form S-8, File No. 333-60718 which we filed with the Securities and Exchange Commission on May 11, 2001, and the 1,000,000 shares of common stock registered pursuant to the registration statement on Form S-8, File No. 333-97333, which we filed with the Securities and Exchange Commission on July 30, 2002.

The contents of our registration statements on Form S-8, File Nos. 333-40268, 333-60718, and 333-97333 are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Foley Hoag LLP

23.1	Consent of KPMG LLP

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1)

23.3	Consent of Arthur Andersen LLP (omitted Pursuant to Rule 437(a))(1)

24.1	Power of Attorney (contained on the signature page)

The consolidated financial statements for the year ended December 31, 2001 included in our Report on Form 10-K for the year ended December 31, 2002 were audited by our former independent auditors, Arthur Andersen LLP, or Andersen. Those financial statements as well as Andersen’s report dated January 16, 2002 appear in our Report on Form 10-K for the year ended December 31, 2002 and are incorporated herein by reference. Effective June 26, 2002, our Board of Directors engaged KPMG LLP as our independent auditors and dismissed Andersen.

Despite our reasonable efforts, we are not able to obtain Andersen’s consent to the incorporation into this registration statement of their report dated January 16, 2002 with respect to our consolidated financial statements. Under these circumstances, Rule 437a promulgated under the Securities Act of 1933, as amended, permits this registration statement to be filed without a written consent from Andersen. Because Andersen has not consented to the incorporation by reference of their report into this registration statement, purchasers of the securities registered on this registration statement will not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statement of a material fact contained in our consolidated financial statements for the year ended December 31, 2001 or any omission to state a material fact required to be stated therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Centra Software, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on this 8th day of August, 2003.

CENTRA SOFTWARE, INC.

By:	/s/ LEON NAVICKAS
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Centra Software, Inc. hereby severally constitute and appoint Leon Navickas and Stephen A. Johnson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities as of August 8, 2003.

Signature	Title

/s/ LEON NAVICKAS Leon Navickas	Chief Executive Officer and Director (Principal Executive Officer)

/s/ STEPHEN A. JOHNSON Stephen A. Johnson	Chief Financial Officer, Treasurer and Secretary (Principal Accounting and Financial Officer)

/s/ RONALD R. BENANTO Ronald R. Benanto	Director

/s/ DOUGLAS M. FERGUSON Douglas M. Ferguson	Director

/s/ ROBERT E. HULT Robert E. Hult	Director

/s/ LEONARD M. KAWELL, JR. Leonard M. Kawell, Jr.	Director

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Foley Hoag llp

23.1	Consent of KPMG LLP